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                                                                     EXHIBIT 5.1

January 19, 2000

PMR CORPORATION
501 Washington Street, 5th Floor
San Diego, CA  92103

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by PMR CORPORATION, a Delaware corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the offering of an aggregate of up to 1,000,000 shares of the Company's Common Stock, $.01 par value (the "Shares"), for issuance pursuant to the Company's 1997 Equity Incentive Plan (the "Plan").

In connection with this opinion, we have examined and relied upon the Registration Statement, the Plan, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/ Jeremy D. Glaser

By:  Jeremy D. Glaser